UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 23, 2012

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

The name and address of each registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On March 23, 2012, Wisconsin Electric Power Company ("Wisconsin Electric") and Wisconsin Gas LLC ("Wisconsin Gas"), both subsidiaries of Wisconsin Energy Corporation, initiated rate proceedings with the Public Service Commission of Wisconsin ("PSCW"). Wisconsin Electric has asked the PSCW to approve a net increase related to non-fuel costs for its Wisconsin retail electric customers of approximately $99.3 million (3.6%) for 2013. This proposed increase reflects an offset to the revenue requirement of approximately $73.3 million related to the proceeds of a renewable energy tax grant we expect to receive under the National Defense Authorization Act upon completion of our biomass facility currently under construction. Wisconsin Electric's proposed plan, if approved by the PSCW, would return the proceeds from the tax grant to customers in the form of bill credits.

Absent the bill credits, the total electric rate increase requested by Wisconsin Electric is approximately $172.6 million (6.2%) for 2013. Wisconsin Electric is requesting an additional increase in electric rates of approximately $37.4 million in 2014, which would result in a 3.6% net increase for its Wisconsin retail electric customers. Wisconsin Electric also filed its fuel cost plan for 2013 with the PSCW as required by the Wisconsin fuel rules.

For its natural gas customers, Wisconsin Electric requested a rate decrease of approximately $1.2 million (0.2%) for 2013 with no rate adjustment for 2014. In addition, Wisconsin Electric requested rate increases of approximately $1.3 million (6.0%) for its Valley steam utility customers in 2013 and 2014, and approximately $1.0 million (7.0%) for its Milwaukee County steam utility customers in 2013 and 2014.

Wisconsin Gas has asked the PSCW to approve a rate decrease for its natural gas customers of approximately $15.9 million (2.3%) for 2013, with no rate adjustment for 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 26, 2012	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 26, 2012	Stephen P. Dickson - Vice President and Controller